UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901
203.499.2812 Fax:  203.499.3626



NEWS RELEASE
December 17, 2003   Analyst Contact: Susan Allen      203-499-2409
                    Media Contact:  Myra Stanley      203-499-2861
                                    Kevin Moore       203-499-2204


UIL Holdings Corporation's Subsidiary, American Payment Systems
To Be Acquired by CheckFree Corporation

         NEW HAVEN (December 17, 2003) - Today, UIL Holdings Corporation (NYSE:
UIL) announced that it has entered into an agreement to sell its wholly owned subsidiary American Payment Systems, Inc. (APS), a leading U.S. provider of walk-in bill payment services, to CheckFree Corporation (Nasdaq: CKFR), a leading provider of financial electronic commerce services and products.

         Based in Wallingford, Connecticut, APS provides walk-in bill payment services through an extensive national network of more than 8,000 retail and agent locations, which reaches 70 percent of consumers in the top 75 U.S. metropolitan areas. Today, APS enables 7 million households to pay for services in-person. The company serves hundreds of billers with contracted payment services and manages a growing network of non-contracted billers for electronic transaction processing. For 2003, APS expects to process nearly 120 million payments.

         "UIL has taken great pride in nurturing APS and growing it into the leading service provider that it is today," said Nathaniel D. Woodson, UIL's Chief Executive Officer, Chairman of the Board and President. "We are now pleased that APS will be joining a major player in the electronic financial services industry. This move should strengthen APS' position with its customers and enable CheckFree to profitably expand its service base."

         Under the terms of the agreement, and pending receipt of regulatory approvals and satisfaction of customary closing conditions, CheckFree will pay approximately $110 million in cash for the outstanding stock of APS. The transaction is expected to close before June 30, 2004.

         "This new bill payment channel significantly extends our reach in electronic billing and payment. CheckFree is a leading provider of electronic billing and payment services, but we do not reach the 20 percent of the U.S. population who pay their bills in person in retail locations around the country," said Pete Kight, Chairman and Chief Executive Officer of CheckFree. "Combining APS' retail footprint with our current electronic billing and payment offering greatly enhances our value proposition to billers.
In addition, APS'walk-in bill payment transactions leverage the efficiencies and economies of scale delivered through our end-to-end payment processing infrastructure."
                                    - more -

         As part of the deal, CheckFree also acquires APS' prepaid stored value MasterCard business, which leverages the same retail network to provide APS agents with an additional payment service to meet the needs of consumers who may not have an established banking relationship. CheckFree is not acquiring APS' prepaid telephony business, which is managed via a joint venture and not aligned strategically with CheckFree's goals for the acquisition. The lines of business that CheckFree is acquiring have combined annual revenue, net of certain agent commissions, of more than $40 million per year.

         UIL Holdings plans to use the proceeds from the sale to pay down short term debt and for general corporate purposes. UIL Holdings will provide specific financial guidance for this transaction in the future.

         Morgan Stanley in New York acted as investment banker and Wiggin and Dana LLP in New Haven acted as legal counsel to UIL Holdings in this transaction.

About UIL Holdings Corporation
UIL Holdings Corporation is the holding company for The United Illuminating Company and United Resources, Inc. UI is a New Haven-based regional distribution utility that provides electricity and energy-related services to more than 320,000 customers in municipalities in the Greater New Haven and Greater Bridgeport areas. URI is the umbrella for UIL Holdings' non-utility business units, including Xcelecom, Inc., American Payment Systems, Inc., United Capital Investments, Inc. and United Bridgeport Energy, Inc.
UIL Holdings World Wide Web address is http://www.uil.com/ and the company is traded on the New York Stock Exchange under the symbol UIL.

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